Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Intercontinental Exchange, Inc.

(Exact Name of Registrant Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Time	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457(f)(1) and 457(f)(3)	23,623,895(2)	N/A	$0.00(3)	$92.70 per $1,000,000	$0.00

Fees Previously Paid	N/A

Carry Forward Securities

Carry Forward Securities	N/A

	Total Offering Amounts					$0.00		$0.00

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$0.00

(1)

This registration statement relates to the registration of the maximum number of shares of common stock, par value $0.01 per share, of the registrant (“ICE common stock”) estimated to be issuable by the Registrant pursuant to the merger described in this registration statement and the Agreement and Plan of Merger, dated as of May 4, 2022 (the “merger agreement”), by and among the Registrant, Sand Merger Sub Corporation, a wholly owned subsidiary of the Registrant, and Black Knight, Inc. (“Black Knight”).

(2)

Represents the maximum number of shares of ICE common stock estimated to be issuable upon completion of the merger in exchange for the cancellation of 156,176,392 shares of common stock, par value $0.0001 per share, of Black Knight (“Black Knight common stock”) (which is the sum of (a) 154,476,392 unrestricted shares of Black Knight common stock outstanding as of April 29, 2022 and (b) an estimated maximum of 1,700,000 shares of Black Knight common stock that may be issued or vest prior to the merger in respect of Black Knight equity awards existing as of the date of this registration statement or that may be granted prior to the merger) pursuant to the formula set forth in the merger agreement, assuming that the Average Parent Stock Price (as defined in the merger agreement) is $101.34, which was the average of the volume weighted averages of the trading prices of ICE common stock on the NYSE on each of the ten consecutive trading days ending on (and including) June 10, 2022.

(3)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1), 457(f)(3) and 457(c) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of Black Knight common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (A) $10,376,359,484.48, being the product of (1) $66.44, the average of the high and low prices per shares of Black Knight common stock on June 10, 2022, as quoted on the New York Stock Exchange, multiplied by (2) 156,176,392, the estimated maximum number of shares of Black Knight common stock which may be cancelled in the merger, less (B) $10,505,000,000, the aggregate amount of cash to be paid by the Registrant in exchange for the cancellation of such shares of Black Knight common stock (which amount is fixed by the merger agreement). As the foregoing calculation results in a negative number, the maximum aggregate offering price has been estimated as $0.00.